UNIFIED SERIES TRUST

Amendment No. 21 to Agreement and Declaration of Trust

The undersigned President of Unified Series Trust (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees of the Trust at a meeting held on August 17, 2015:

Resolved that pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Unified Series Trust (the “Trust”) we hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate the following Series of Shares of the Trust and designate such Series the “Appleseed Fund,” the “Auer Growth Fund,” the “Crawford Dividend Growth Fund,” the “Crawford Dividend Opportunity Fund,” the “Crawford Dividend Yield Fund,” the “Dean Mid Cap Value Fund,” the “Dean Small Cap Value Fund,” the “FCI Bond Fund,” the “Iron Strategic Income Fund,” the “Iron Equity Premium Income Fund,” the “Roosevelt Multi-Cap Fund,” the “Spouting Rock/Convex Dynamic Global Macro Fund”, the “Symons Value Institutional Fund,” and the “1492 Small Cap Core Alpha Fund” (collectively the “Series”). As to the “Crawford Dividend Growth Fund” Series of Shares, the Trustees hereby establish and designate two Classes of Shares, “Class I,” and “Class C.” As to the “Iron Strategic Income Fund”, the Trustees hereby establish and designate two Classes of Shares, the “Investor Class” and the “Institutional Class.” As to the “Appleseed Fund,” the Trustees hereby establish and designate two Classes of Shares, the “Investor Class” and the “Institutional Class.” As to the “Roosevelt Multi-Cap Fund,” the Trustees hereby establish and designate two Classes of Shares, the “Investor Class” and the “Institutional Class.” As to the “Spouting Rock/Convex Dynamic Global Macro Fund,” the Trustees hereby establish and designate two Classes of Shares, the “Institutional Class” and the “Advisor Class.” As to the “Crawford Dividend Yield Fund,” the Trustees hereby establish and designate two Classes of Shares, “Class I” and “Class C.” As to the “Crawford Dividend Opportunity Fund,” the Trustees hereby establish and designate two Class of Shares, “Class I,” and “Class C.” As to the “Iron Equity Premium Income Fund,” the Trustees hereby establish and designate two Classes of Shares, the “Investor Class” and the “Institutional Class.” The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

Further Resolved, that the above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

This document shall have the status of an Amendment to said Agreement and Declaration of Trust.

Date: August 17, 2015

/s/ John C. Swhear
John C. Swhear, President